Exhibit 99
Form 4 Joint Filer Information

Name:	China Direct Investments, Inc.

Address:	431 Fairway Drive, Suite 200 Deerfield Beach, Florida 33441

Designated Filer:	China Direct Industries, Inc.

Issuer & Ticker Symbol:	China Armco Metals, Inc. (CNAM)

Date of Event Requiring Statement:

Signature:	China Direct Investments, Inc.

By: /s/ Yuejian (James) Wang
Yuejian (James) Wang, President

Name:	Capital One Resource Co., Ltd.

Address:	Rm 804, Sino Centre 582-592 Nathan Rd., Kln Hong Kong

Designated Filer:	China Direct Industries, Inc.

Issuer & Ticker Symbol:	China Armco Metals, Inc. (CNAM)

Date of Event Requiring Statement:

Signature:	Capital One Resource Co., Ltd.

By: /s/ Xiaowen Zhuang, by Lazarus Rothstein pursuant to Limited Power of Attorney dated August 27, 2009 (attached)
Xiaowen Zhuang, General Manager